Staffing 360 Solutions Executes Agreement to Acquire
The Revolution Group

Acquisition Establishes Staffing 360’s Entrance into the Cyber Security Market Under the Company’s New Division: Cyber 360 Solutions

New York, NY – March 27, 2013 – Staffing 360 Solutions, Inc. (OTCQB: STAF), an emerging growth public company engaged in the provision of international staffing services in IT, financial, accounting, healthcare and banking industries, announced today that it has executed a Stock Purchase Agreement (the “Agreement”) with The Revolution Group, Ltd. and its sole shareholders: Mark Aiello, Michael Consolazio and Heather Haughey. The Revolution Group, with revenues of approximately $5 million, is a burgeoning staffing services corporation specializing in the deployment of highly trained personnel for the Cyber Security industry with a focus on Cyber Terrorism. Pursuant to the terms of the Agreement, Staffing 360 Solutions will acquire all the issued and outstanding stock of The Revolution Group as it becomes a wholly owned subsidiary of the Company.

“This agreement represents a tremendous opportunity for revenue growth in the emerging Cyber Security market,” stated Allan Hartley, CEO of Staffing 360 Solutions. “As part of our new Cyber 360 Solutions division, the acquisition of The Revolution Group is a crucial step as we implement a major push in an industry that is quickly becoming a critical focus for protecting the fragile digital framework of both international corporations and governments around the world.”

In 2013 the United States government declared through President Barack Obama, that the cyber threat is “one of the most serious economic and national security challenges we face as a nation” and that “America's economic prosperity in the 21st century will depend on Cyber Security.” Global spending on Cyber Security by governments and corporations is expected to top $86 billion by 2016, according to Gartner, Inc., an information technology research and advisory firm. In addition, there are over 500,000 attacks on corporations globally every day.

Established in 1999 to provide highly qualified personnel trained to combat this growing threat, The Revolution Group is an emerging growth staffing and consulting company operating in 14 states with competency in information technology and Cyber Security. It is one of the few Cyber Security Consulting firms in the United States solely dedicated to identifying the top 10% of Cyber Security professionals available for consulting assignments and has won numerous accolades, including Fastest Growing IT firm in the United States, and a Diversity Supplier Award.

“We are pleased to be joining the team at Staffing 360 Solutions and putting a face behind Cyber 360 Solutions,” stated Mark Aiello, President and CEO of The Revolution Group. “We believe developing proper protections against the cyber threat is a necessity for our major corporations and our national security. This multi-billion dollar industry represents a tremendous opportunity for Cyber 360 as we aim to be a global market leader based on our finely tuned systems, highly qualified personnel and Cyber Security expertise.”

Staffing 360 Solutions believes that a consolidation strategy is ideally suited for the highly fragmented temporary staffing industry. The company’s management team has been engaged in the development of a comprehensive program to create a robust pipeline of prospective acquisitions, with the company’s newly formed Cyber 360 Solutions division having a particular focus on Cyber Security.

About The Revolution Group, Ltd.

Headquartered in Massachusetts, The Revolution Group, Ltd., is a burgeoning staffing services corporation and consulting company specializing in the deployment of highly qualified personnel for the Cyber Security industry. The Revolution Group’s secureRevGroup division is one of the few Cyber Security Consulting firms in the United States solely dedicated to identifying the top 10% of highly trained Cyber Security professionals available for consulting assignments. The Revolution Group has won numerous accolades, including Fastest Growing IT firm in the United States, and a Diversity Supplier Award. For more information, please visit: www.therevgroup.com

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. is an emerging public company in the international staffing sector that intends to acquire high-growth domestic and international staffing agencies. As part of its highly targeted consolidation model, Staffing 360 Solutions is pursuing broad spectrum staffing companies in the IT, financial, accounting, healthcare and banking industries. The Company believes the staffing industry offers significant opportunity to create a successful public company with a longer term objective of accretive acquisitions that will drive annual revenues to a minimum of $250 million. The initial acquisition profile is $10 million to $75 million in revenues, a minimum of $1 million EBITDA with a concentration on professional staffing services, which generate higher margins. www.staffing360solutions.com

Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements. Although Staffing 360 Solutions, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Staffing 360 Solutions’ reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Company Contact:

A.J. Cervantes, President

Staffing 360 Solutions, Inc.

212.634.6410

info@staffing360solutions.com

Financial Communications:

Trilogy Capital Partners, Inc.

Darren Minton, President

212.634.6413

info@trilogy-capital.com